Exhibit 5.2

June 18, 2018

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Re: MGM Resorts International 5.750% Notes due 2025

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to MGM Resorts International, a Delaware corporation (the “Company”) and MGM Springfield, LLC, a Subsidiary Guarantor under the Underwriting Agreement identified below and referred to herein as the “Massachusetts Guarantor,” with respect to matters of Massachusetts law arising in connection with the sale by the Company of $1,000,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2025 (the “Notes”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of June 14, 2018, between the Company and Citigroup Global Markets Inc., as representative of the several Underwriters named therein. The Notes are issued pursuant to an Indenture, dated as of March 22, 2012 (the “Base Indenture”) between the Company and US Bank National Association, as Trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated as of June 18, 2018 (the “Supplemental Indenture”) among the Company, the Subsidiary Guarantors, and the Trustee, and the Notes are guaranteed as to payment of principal, premium, if any, and interest by the subsidiaries of the Company identified on the signature pages to the Supplemental Indenture (the “Guarantees”). The initial issuance and sale of the Notes by the Company and the granting of the Guarantees by the Subsidiary Guarantors is referred to herein as the “Transaction.”

This opinion letter, including the schedules hereto (the “Opinion Letter”), is being rendered at the request of the Company. All capitalized terms not otherwise defined herein shall have the same meaning as they are given in the Underwriting Agreement.

In connection with this Opinion Letter, we have examined the following documents (the “Transaction Documents”), each dated as of the date hereof unless otherwise specified:

a)	the Underwriting Agreement;

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b)	the registration statement on Form S-3, File No. 333-223375, filed on March 1, 2018 by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Registration Statement”);

c)	the Pricing Disclosure Package;

d)	the prospectus dated March 1, 2018;

e)	the Base Indenture;

f)	the Supplemental Indenture; and

g)	the Notes.

In addition to the Transaction Documents, we have also examined each of the other documents listed on Schedule A attached hereto (together with the Transaction Documents, the “Documents”).

We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents. Except for the Documents, we have not examined the records or the Company or the Massachusetts Guarantor, nor of any court or any public, quasi-public, private or other office in any jurisdiction, and our opinions are subject to the matters that an examination of such records would reveal.

We have assumed that the Company and the Subsidiary Guarantors other than the Massachusetts Guarantor are duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, have all requisite corporate or other organizational power and authority to enter into, deliver, and perform their obligations under the Transaction Documents to which they are a party, and have taken all necessary corporate action to authorize the execution, delivery and performance by such entities of the Transaction Documents to which they are a party. We have assumed that the Transaction Documents constitute the valid, binding and enforceable obligations of all parties thereto other than the Massachusetts Guarantor. We have also assumed: (i) each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents; (ii) each person has all requisite power and authority and has taken all necessary corporate or other action to enter into those Documents to which it is a party or by which it is bound, to the extent necessary to make the Documents enforceable against it; and (iii) there are no agreements or understandings among the parties to or bound by the Documents or involved in the Transactions, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of the Documents or any of the agreements relating to the Transactions. In the course of our representation of the Massachusetts Guarantor in connection with the Transaction, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions.

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Our opinions hereafter expressed are limited to Chapters 156C and 156D of the Massachusetts General Laws and the Federal law of the United States of America, except with respect to the opinions hereafter expressed in numbered paragraph 2, we have relied solely on the certificate listed on Schedule A of the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

The following opinions are, with your approval, based on and limited to Chapters 156C and 156D of the Massachusetts General Laws and the relevant federal law of the United States of America, we express no opinion as to the laws of any other jurisdiction. We express no legal opinion upon any matter other than those explicitly addressed in numbered paragraphs 1 through 4 below, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter. For example, without limiting the generality of the foregoing, unless expressly stated herein we are rendering no opinion upon the following legal issues, laws or provisions of the Documents: (a) securities laws of any jurisdiction; (b) state “Blue Sky” laws and regulations; (c) gaming laws of any jurisdiction; and (d) usury laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.    The Massachusetts Guarantor is not, nor will it be upon the execution and delivery of the Supplemental Indenture (including the Guarantee therein), subject to regulation under any Massachusetts statute or regulation limiting its ability to incur indebtedness for borrowed money.

2.    The Massachusetts Guarantor is validly existing as a limited liability company in good standing under the laws of the Commonwealth of Massachusetts.

3.    The Massachusetts Guarantor has all requisite limited liability company power and authority to enter into, deliver and perform its specific obligations under the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and its Guarantee included therein, and the Massachusetts Guarantor has taken all necessary limited liability company action to authorize the execution and delivery by it of the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and its Guarantee included therein and the performance by it of the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and its Guarantee included therein.

4.    To the extent the Massachusetts Guarantor is a party thereto, the Base Indenture, the Supplemental Indenture and the Guarantee included therein have been duly executed and delivered by the Massachusetts Guarantor.

The opinions set forth herein are provided to you as legal opinions only and not as a guaranty or warranty of the matters discussed herein. The opinions expressed herein are as of the date hereof, and we expressly disclaim any responsibility to update any opinions after the date hereof. This Opinion Letter is strictly limited to the matters stated herein, and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

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We hereby consent to being named in the Registration Statement as having prepared this Opinion Letter and to the filing of this Opinion Letter as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Brown Rudnick LLP

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SCHEDULE A

LIST OF DOCUMENTS

In connection with the Opinion Letter to which this Schedule A is attached, we have reviewed the following Documents:

(i)	the Officer’s Certificate of the Company, dated and delivered to the Underwriters on the date hereof and certifying as to certain matters in support of the Underwriting Agreement;

(ii)	the Assistant Secretary’s Certificate of the Assistant Secretary of the Massachusetts Guarantor, dated and delivered to us on the date hereof and certifying as to certain matters in support of this Opinion Letter;

(iii)	the Certificate of Formation of the Massachusetts Guarantor as certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts on May 23, 2018;

(iv)	the Amended and Restated Operating Agreement of the Massachusetts Guarantor certified by the Secretary of the Massachusetts Guarantor as now being in effect; and

(v)	Certificate dated June 12, 2018 of the Secretary of the Commonwealth of the Commonwealth of Massachusetts as to the current status of the Massachusetts Guarantor.